NEWS RELEASE

JONES SODA CO. FISCAL 2007 THIRD QUARTER RESULTS

November 8, 2007	Trading Symbol:	NASDAQ: TSX-V:	JSDA JSD

Seattle, Washington – Jones Soda Co. (the “Company” or “Jones”) today announced financial results for the third quarter ended September 30, 2007.

Third Quarter Review
•	Total quarterly case sales increased 119% to 1,565,000 cases (288 ounce equivalent) compared to 716,000 cases a year ago

•	Gross Revenues (before promotional allowances and slotting fees deduction) increased 27.1% to $13.0 million compared to $10.2 million a year ago

•	Net Revenues (after promotional allowances and slotting fees deduction) increased 15.1% to $11.7 million compared to $10.2 million a year ago

•	Gross margin (after promotional allowances and slotting fees) decreased to 28.6% versus 35.3% last year

•	Diluted loss per share of $0.06 compared to diluted earnings per share of $0.01 a year ago

Net Revenue for the third quarter of 2007 increased 15.1% to $11.7 million compared to $10.2 million in the third quarter of 2006. Net revenues reflect a reduction of $1.3 million on account of promotion allowances and slotting fees, compared to a reduction of $60,000 in the comparable three-month period in 2006. The slotting fees we are incurring are one time charges to gain distribution for CSD.

Gross margin (including deduction for promotional allowances and slotting fees) for the third quarter decreased to 28.6% versus 35.3% in the third quarter of the prior year.

Gross margin (excluding deduction for promotional allowances and slotting fees) for the third quarter increased to 35.8% versus 35.7% in the third quarter of the prior year.

Operating expenses as a percentage of net revenues for the third quarter increased to 52.1% from 36.9% in the corresponding period in the prior year. The company reported a net loss of $(1,523,476), or ($0.06) per diluted share, compared to net income of $195,000, or $0.01 in the third quarter ended September 30, 2006.

Peter van Stolk, President and CEO stated, “During the third quarter we decided to incur higher than planned promotional allowances and slotting fees associated with our significant expansion into the CSD market. This, coupled with higher expenses related to the addition of new sales and marketing personnel and an increase in promotional spending in the CSD channel, negatively impacted our results for the quarter. While the results are below plan for the quarter and we are disappointed with our recent performance, we believe, that in the long-term, these investments and initiatives support our strategy to achieve increased shelf space at retail and heightened awareness of our brand and products.”

The Company also announced that the Nets have named Jones Soda Co. as the official carbonated soft drink, bottled water, enhanced water and GABA beverage provider for the Barclays Center, the Nets planned world-class arena in Brooklyn, NY. The agreement includes specific elements tailored to both Jones Soda and the Nets and Barclays Center and will be reflected in Nets themed retail packaging, in-arena branding exposure, customized flavors and player and team involvement. The agreement with the Nets is subject to approval by the NBA.

“We are honored to partner with the Nets as they prepare for their new proposed home in Brooklyn,” Mr. van Stolk commented. “Being associated with a team like the Nets and an organization like the NBA is an amazing opportunity for Jones Soda and we’re very excited about the potential of this relationship. Our ability to secure these types of partnerships with premiere professional sports teams like the Nets, and our previously announced agreement with the Seattle Seahawks, is testament to the power of the Jones brand and our commitment to finding unique and exciting ways to expand and diversify our business platform while continuing to build our brand equity.”

Mr. van Stolk, concluded, “While we have taken a number of important steps and investments to successfully position our company within the $70 billion CSD market—including distribution of our product in over 15,000 retail locations across the United States—we have not executed as well as we know we can. We are focused on driving more sales per door by broadening awareness of our canned business through more effective marketing and advertising programs. We remain committed to improving our operations across the board and fully capitalizing on the many opportunities that lie ahead.”

Included above is the non-GAAP financial measure of Gross Revenues (before slotting fees deduction). Management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding the Company’s gross revenues from operations and comparisons to prior years’ results, and highlights the significant increase in slotting fees the Company incurred. Under GAAP, the slotting fees are treated as a reduction to revenue. The consolidated statement of operations included below presents the GAAP financial measure of net revenues.

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Pure Cane Soda, Jones Energy, Jones Organics, Jones Naturals, Jones 24C, and Whoopass brands and sells through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are ”forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities, working capital and cash flow management, operational and expense controls, future profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for its products, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

JONES SODA CO.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited — $US)

Three Months Ended	Nine Months Ended
September 30,	September 30,
2007	2006	2007	2006
Gross revenue (a)	13,047,462	10,262,843	35,585,419	29,145,200
Less: Promotional allowances and
slotting fees (b)	(1,310,000)	(62,000)	(1,653,000)	(158,000)
Net Revenue	$11,737,462	$10,200,843	$33,932,419	$28,987,200
Cost of Goods Sold	8,374,986	6,598,942	22,770,207	18,489,308
Gross Profit	3,362,476	3,601,901	11,162,212	10,497,892
Gross Margin	28.6%	35.3%	32.9%	36.2%
Licensing Revenue	87,082	274,593	280,824	558,645
Operating Expenses(1):
Promotion and Selling	4,276,215	2,688,530	10,103,523	6,814,705
General & Adm	in.	1,842,969	1,061,143	4,940,776	3,234,476

6,119,184	3,749,673	15,044,299	10,049,181

Earnings (loss) before interest
& taxes	(2,669,626)	126,821	(3,601,263)	1,007,356
Interest/Other income, net	492,359	438,958	1,349,715	552,305

Earnings (loss) before income taxes	(2,177,267)	565,779	(2,251,548)	1,559,661
Income tax benefit(provision)	653,791	(371,005)	827,111	951,450
Earnings (loss) for the period	(1,523,476)	194,774	(1,424,437)	2,511,111

Earnings(loss) per share:
Basic	$(0.06)	$0.01	$(0.05) $	0.11
Diluted	$(0.06)	$0.01	$(0.05) $	0.10
Weighted average number of common stock:
Basic	26,136,560	25,345,494	25,902,076 23,344,126
Diluted	26,136,560	26,276,553	25,902,076 24,251,625
(1) Includes non-cash stock based
compensation:
Promotion and selling	$160,400	$63,970	$359,488 $	282,850
General and administrative	$234,600	$123,130	$568,830 $	543,678

a : Gross revenue is an internal indicator of operating performance and should not be considered as an alternative to Net Revenue, which is determined in accordance with GAAP. The use of gross sales allows evaluation of sales performance before the effect of any promotional items.

b : Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation.

JONES SODA CO.
CONSOLIDATED BALANCE SHEET
($US)

	Sept. 30, 2007	Dec. 31, 2006
	(unaudited)
ASSETS
Current Assets:
Cash and equivalents	$18,736,416	$13,905,870
Short-term investments	9,627,662	16,318,510
Accounts receivable	6,943,239	6,914,422
Taxes receivable	162,438	—
Inventory	6,761,745	5,783,067
Deferred income tax asset	126,190	1,507,145
Prepaid expenses	1,705,497	712,690

	44,063,187	45,141,704
Deferred income tax asset	2,955,886	427,993
Capital assets	981,741	756,618
Other assets	1,670,496	1,414,138
Intangible assets	176,883	211,931

	$49,848,193	$47,952,384

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$6,046,391	$5,446,953
Current portion of capital lease obligations	164,387	70,471
Taxes payable	—	150,141
	6,210,778	5,667,565
Capital lease obligations – less current portion	510,653	15,329
Shareholders’ equity	43,126,762	42,269,490

	$49,848,193	$47,952,384

JONES SODA CO.
CONSOLIDATED STATEMENT OF CASH FLOWS
($US)

	Nine months ended	Nine months ended
	Sept. 30, 2007	Sept. 30, 2006	2005
	(unaudited)	(unaudited)
Cash flows from(used in) operating activities :
Earnings (loss) for the period	$(1,424,437)	$2,511,111
Items not involving cash:
Depreciation and amortization	670,106	185,628
Deferred income taxes	(1,113,192)	(1,253,804)
Stock based compensation	928,318	826,528
Change in working capital	(1,713,443)	691,911
Net cash from (used in) operating activities	(2,652,648)	2,961,374
Cash flows from (used in) investing activities:
Sale of short-term investments	6,690,848	(16,397,174)
Purchase of capital assets	(441,415)	(358,834)
Purchase of intangible assets	—	(177,277)
Net cash from (used in) investing activities	6,249,433	(16,933,285)
Cash flows from (used in) financing activities:
Repayment of capital lease obligations	(84,272)	(86,473)
Net proceeds from PIPE	—	28,080,142
Proceeds from exercise of options	1,318,033	809,693

Net cash from financing activities	1,233,761	28,803,362

Net increase in cash and cash equivalents	4,830,546	14,831,451
Cash and cash equivalents, beginning of period	13,905,870	1,176,101

Cash and cash equivalents, end of period	$18,736,416	$16,007,552
Supplemental Disclosure of Non-cash financing activities
Assets acquired under capital lease	$672,737

For further information, contact:

Peter van Stolk, Jones Soda Co. Chad Jacobs, Integrated Corporate Relations. Hassan
N. Natha, Jones Soda Co.

(206) 624-3357 or pvs@jonessoda.com (203) 682-8200 or
cjacobs@icr-online.com (206) 624-3357 or hnatha@jonessoda.com

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